Exhibit 99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FIRST QUARTER 2013

•	Revenue of $932.1 million

•	Net income attributable to Delta Tucker Holdings, Inc. of $15.0 million

•	Adjusted EBITDA of $53.3 million

•	Total backlog of $4.9 billion

•	DSO of 79 days

FALLS CHURCH, Va. - (May 13, 2013) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global services provider, today reported first quarter 2013 financial results.

First quarter revenue decreased $115.0 million or 11% to $932.1 million compared to first quarter 2012, primarily driven by lower content under the Company’s Logistics Civil Augmentation Program IV contract (“LOGCAP”) as the war in Afghanistan winds down. This was partially offset by a $61.3 million increase in revenue from the Aviation Group based on the continued strength of new contract wins from 2012. Net income attributable to Holdings for the first quarter 2013 was $15.0 million, representing a $9.4 million improvement compared to first quarter 2012. Net income attributable to Holdings benefited from improved operating profitability, reduced interest expense based on the $90 million reduction in long-term debt during 2012, and a $2.6 million distribution from the Global Linguist Services (“GLS”) joint venture. The Company reported Adjusted EBITDA of $53.3 million for the first quarter, representing 5.7% of revenue, a 28.8% increase from the same period in 2012.

“Despite U.S. government budget issues and the shifting focus in Afghanistan, our team delivered increased earnings and strong EBITDA margins while managing a reduction in the top line,” said Steve Gaffney, chairman and CEO. “Looking ahead, as organizational changes that were made in the beginning of the second quarter mature, I expect to see even more opportunity arise. Our new structure will help us achieve efficiencies in our existing businesses while introducing a new business Group that will fuel international commercial growth. This refined organization will help us become more effective and successful in delivering our services globally.”

First Quarter and Other Recent Highlights

•

In January 2013, GLS was awarded a task order under the Defense Language Interpretation and Transition Enterprise (DLITE) contract with the U.S. Army Intelligence and Security Command to provide linguists to support CENTCOM operations at several locations in the Middle East. The task order has one base year, three, one-year options and a total potential value of $88.4 million.

•

In February, DI was awarded a contract within its Aviation Group to provide aviation maintenance services throughout the Regional Aviation Sustainment Maintenance - West Region (RASM-W), under the Army Field Maintenance (AFM) contract. The competitively-awarded hybrid firm fixed price, cost-plus incentive fee, contract has one base year with four, one-year options, and a total contract value of $388.5 million.

•

In March 2013, DI was awarded a contract within its Global Logistics and Development Services (“GLDS”) Group with the U.S. Army to provide training, deprocessing, fielding, general maintenance support and other services to military units in the U.S. and abroad. The fixed-price level of effort contract has one base year, two, one-year options and a total potential contract value of $35.3 million.

•

In April 2013, to improve efficiencies within existing businesses, capitalize on new opportunities, continue international growth and expand commercial business, the organizational structure was amended. The Company consolidated five Groups, which included the LOGCAP, Aviation, Training and Intelligence Solutions, GLDS, and Security Services, into three Groups: DynAviation, DynLogistics and DynGlobal. The financial results will reflect the new organizational structure beginning with second quarter 2013.

Reportable Segments Results:

LOGCAP

Revenue of $362.7 million decreased $115.3 million, or 24.1%, during the first quarter 2013 compared to the first quarter 2012, primarily as a result of a decrease in the volume of work under the Afghanistan Area of Responsibility (“AOR”) from a reduction in manning, material and other direct cost requirements.

Adjusted EBITDA of $10.9 million decreased $6.6 million, or 37.8%, for the first quarter 2013 compared to the first quarter 2012 primarily as a result of the lower volume requirements noted above. Additionally, the Company recorded a favorable cumulative catch up award fee adjustment in the first quarter of 2012 that increased profitability during that quarter. Adjusted EBITDA as a percentage of revenue for the first quarter was 3.0% compared to 3.7% during the first quarter of 2012. The decrease primarily relates to the cumulative award fee catch up booked in 2012.

Aviation

Revenue of $367.7 million increased $61.3 million, or 20.0%, during the first quarter 2013 compared to the same period in 2012. The change was primarily the result of: operations under Contract Field Team (“CFT”) task orders, including Robins Air Force Base, TASM-E and 160th Special Operations Aviation Regiment - Airborne (“160th SOAR”); and new contracts, including T6 Contractor Operated and Maintained Base Supply (“T6-COMBS”), NASA Aircraft Maintenance Operational Support (“NASA-AMOS”) and Air Force Security Assistance Center G222/C27 A (“G222”). These increases were partially offset by a slight reduction in demand under the Bureau of International Narcotics and Law Enforcement Affairs (“INL”) Air Wing program.

Adjusted EBITDA of $33.1 million increased $9.9 million, or 42.6%, during the first quarter 2013 compared to the first quarter 2012 as a result of the new contracts and improved profitability on the CFT task orders described above. Adjusted EBITDA as a percentage of revenue increased to 9.0% compared to 7.6% reported in the first quarter 2012. The increase was primarily associated with the change in contract mix of business under the Aviation Group.

Training and Intelligence Solutions

Revenue of $113.1 million decreased $43.5 million, or 27.8%, during the first quarter 2013 compared to the first quarter 2012, primarily as a result of the continued ramp-down of operations under the Civilian Police (“CivPol”) program in Iraq and declines in the Afghanistan Ministry of Defense Program (“AMDP”) contract. These declines were partially offset by increased volume under CivPol Afghanistan and Palestine task orders.

Adjusted EBITDA for the first quarter 2013 of $5.7 million was $0.2 million higher compared with the same period in 2012 primarily driven by improved profitability from CivPol Palestine as well as an increase in headcount under the NMEC 4 program. Adjusted EBITDA as a percentage of revenue increased to 5.1% from 3.5% for the first quarter 2012.

Global Logistics & Development Solutions

Revenue of $70.9 million decreased $8.2 million, or 10.4%, for the three months ended March 29, 2013 compared to the three months ended March 30, 2012 primarily as a result of a reduction in the level of effort on the Navistar Defense and Oshkosh Defense programs, the completion of the Weapons Removal and Abatement (“WRA”) contract and certain task orders under the U.S. Department of State’s Africa Peacekeeping Program (“AFRICAP”) in the Republic of Liberia and the Republic of Djibouti. These reductions were partially offset by operations under the Egyptian Personnel Support Services (“EPSS”) contract, which began in May 2012, as well as base support services provided under new contracts in the Republic of Honduras and the Democratic Republic of Timor-Leste.

Adjusted EBITDA of $4.5 million decreased $0.6 million, or 11.2%, during the first quarter 2013 compared to the first quarter 2012, primarily as a result of lower volume on the Oshkosh Defense programs. These decreases were partially offset by the new EPSS contract and the collection of the remainder of the Request for Equitable Adjustment related to the Africa Peacekeeping Security Sector Transformation task order. These changes drove the decrease in Adjusted EBITDA as a percentage of revenue to 6.4% for the first quarter 2013 from 6.5% for the first quarter 2012.

Security Services

Revenue of $20.4 million decreased $3.5 million, or 14.7%, during the first quarter 2013 compared to the first quarter 2012 primarily as a result of lower customer requirements under the Worldwide Protective Services (“WPS”) program partially offset by increased volumes through the Bondsteel contract that began in 2012.

Security Services recorded an Adjusted EBITDA loss of $1.7 million for the first quarter compared to a loss of $6.6 million in the first quarter of 2012. The loss was a primarily the result of unabsorbed general and administrative costs during the period. The improvement from 2012 primarily resulted from the Security Services Group recognizing forward operating losses on the Bondsteel and WPS contracts in the first quarter of 2012.

“Overall I am pleased with the profitability of the operations this quarter as we see the effects of the mix change towards more Aviation related work begin to take effect,” stated Bill Kansky, chief financial officer. “Unfortunately, we saw the uncertainty around the effect of the sequestration and the continuing resolution this quarter as customers began stretching payments to full contractual terms which caused our working capital investment to increase this quarter. Although we anticipate this trend improving throughout the year, we remain focused on the full life cycle of cash and are interfacing with the customer at all levels of the organization. With the U.S. government budget and Afghanistan strategy remaining unclear, we now anticipate revenue to decline right at the double digit level for the year but margins to remain at or above 5 percent based on our changing revenue mix.”

Liquidity

Cash used by operating activities during the first quarter of 2013 was $73.5 million compared with$10.0 million during 2012. Cash used by operations in 2013 was primarily the result of the increased investment in working capital by the Company as customers changed their payment patterns during the quarter.

Days Sales Outstanding (“DSO”) at the end of the first quarter 2013 was 79 days, a 10 day increase from year-end, primarily attributable to longer customer payment cycles.

The cash balance at quarter-end was $67.6 million with $41.2 million draw on the revolving credit facility to fund certain working capital needs.

Conference Call

The Company will host a conference call at 2:30 p.m. Eastern Time on May 13, 2013, to discuss results for the first quarter 2013. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 59485221. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 5:30 p.m. Eastern Time on May 13, 2013, through 11:59 p.m. Eastern Time June 13, 2013. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2013 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense (“DoD”) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including extending the Continuing Resolution that the DoD is currently working under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, WPS, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts; the timing or magnitude of any award fee granted under our government contracts,; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 27, 2013, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(Amounts in thousands)	March 29, 2013	March 30, 2012
Revenue	$932,108	$1,047,066
Cost of services	(845,125)	(966,610)
Selling, general and administrative expenses	(35,544)	(38,151)
Depreciation and amortization expense	(11,848)	(12,560)
Earnings from equity method investees	2,446	210

Operating income	42,037	29,955
Interest expense	(19,163)	(21,690)
Interest income	18	38
Other income, net	2,098	3,373

Income before income taxes	24,990	11,676
Provision for income taxes	(8,795)	(4,797)

Net income	16,195	6,879
Noncontrolling interests	(1,192)	(1,304)

Net income attributable to Delta Tucker Holdings, Inc.	15,003	5,575
Provision for income taxes	8,795	4,797
Interest expense, net of interest income	19,145	21,652
Depreciation and amortization (1)	12,289	12,956

EBITDA (2)	55,232	44,980
Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	551	215
Changes due to fluctuation in foreign exchange rates	(138)	80
Earnings from affiliates not received in cash	(1,944)	(3,101)
Employee non-cash compensation, severance, and retention expense	88	924
Management fees (4)	474	177
Acquisition accounting and Merger-related items (5)	(869)	(1,851)
Other	(95)	(42)

Adjusted EBITDA	$53,299	$41,382

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes certain unusual income and expense items, as defined in the Indenture.
(4)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(5)	Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY13 Q1							DTH, Inc. CY12 Q1
	Headquarters	LOGCAP	Aviation	TIS	GLDS	Security Services	Consolidated	Headquarters	LOGCAP	Aviation	TIS	GLDS	Security Services	Consolidated
Operating income	$(9,253)	$10,581	$32,761	$5,682	$3,968	$(1,702)	$42,037	$(13,094)	$16,918	$22,506	$4,947	$5,312	$(6,634)	$29,955
Depreciation and amortization expense (1)	11,756	197	305	—	31	—	$12,289	12,495	197	171	72	21	—	12,956
Noncontrolling interests	(1,192)	—	—	—	—	—	$(1,192)	(1,304)	—	—	—	—	—	(1,304)
Other income, net	2,098	—	—	—	—	—	$2,098	3,415	1	(43)	—	—	—	3,373

EBITDA (2)	3,409	10,778	33,066	5,682	3,999	(1,702)	55,232	1,512	17,116	22,634	5,019	5,333	(6,634)	44,980

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	—	9	16	3	522	1	551	—	172	221	86	(289)	25	215
Changes due to fluctuation in foreign exchange rates	—	—	(138)	—	—	—	(138)	—	—	80	—	—	—	80
Earnings from affiliates not received in cash	(1,944)	—	—	—	—	—	(1,944)	(3,101)		—	—	—	—	(3,101)
Employee non-cash compensation, severance, and retention expense	—	25	45	10	6	2	88	—	185	233	416	63	27	924
Management fees (4)	173	87	155	33	19	7	474	—	58	71	28	12	8	177
Acquisition accounting and Merger-related items (5)	(869)	—	—	—	—	—	(869)	(1,851)	—	—	—	—	—	(1,851)
Other	(95)						(95)	(42)	—	—	—	—	—	(42)

Adjusted EBITDA	$674	$10,899	$33,144	$5,728	$4,546	$(1,692)	$53,299	$(3,482)	$17,531	$23,239	$5,549	$5,119	$(6,574)	$41,382

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated.
(2)	We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes certain unusual income and expense items, as defined in the Indenture.
(4)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(5)	Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 29, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$67,629	$118,775
Restricted cash	1,659	1,659
Accounts receivable, net of allowances of $1,683 and $1,947, respectively	868,175	780,613
Other current assets	61,387	79,223

Total current assets	998,850	980,270
Non-current assets	979,256	990,446

Total assets	$1,978,106	$1,970,716

LIABILITIES AND EQUITY

Current portion of long-term debt	—	637
Current liabilities	624,240	680,727

Total current liabilities	624,240	681,364

Long-term debt, less current portion	823,472	782,272
Long-term deferred taxes	59,868	50,303
Other long-term liabilities	10,542	11,023

Total equity attributable to Delta Tucker Holdings, Inc.	452,362	437,542
Noncontrolling interests	7,622	8,212

Total equity	459,984	445,754

Total liabilities and equity	$1,978,106	$1,970,716

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

	As Of
(Amounts in millions)	March 29, 2013	December 31, 2012
Backlog (1):
Funded backlog	$1,566	$1,642
Unfunded backlog	3,373	3,636

Total	$4,939	$5,278

(1)	Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED STATEMENT CASH FLOW

(Amounts in thousands)

	For the three months ended
	March 29, 2013 (unaudited)	March 30, 2012 (unaudited)
Cash Flow Information:
Net cash used in operating activities	$(73,491)	$(9,952)
Net cash used in investing activities	(1,633)	(2,595)
Net cash provided by financing activities	23,978	80,907

Net cash used in operating activities	(73,491)	(9,952)
Less: Purchase of property and equipment	(514)	(1,784)
Proceeds from sale of property, plant and equipment	—	7
Less: Purchase of software	(1,119)	—

Free cash flow	$(75,124)	$(11,729)